UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant   ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1)0-11.

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Tuesday, February 7, 2023, 10:30 A.M. Pacific Time

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Central Garden & Pet Company will be held virtually over the Internet on Tuesday, February 7, 2023, at 10:30 A.M. Pacific Time for the following purposes:

(1)	To elect eleven directors;

(2)

To hold an advisory vote on how frequently (every one, two or three years) shareholders prefer that the Company conducts an advisory vote of shareholders on the executive compensation of the Company’s named executive officers;

(3)	To hold an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement;

(4)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 30, 2023; and

(5)	To transact such other business as may properly come before the Annual Meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific time, December 9, 2022, will be entitled to vote at the Annual Meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to participate in the Annual Meeting. A complete list of the Company’s shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for 10 days prior to the Annual Meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California, 94597.

Shareholders may participate and vote shares electronically at the virtual Annual Meeting and submit questions by following the instructions at www.virtualshareholdermeeting.com/CENT2023.

Except for those shareholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for the Annual Meeting to shareholders through the Internet. On or about December 28, 2022, the Company mailed to shareholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain shareholders who previously requested email notice in lieu of mail received the Notice by email. If a shareholder received a Notice by mail or email, that shareholder will not receive a printed copy of the proxy materials unless such shareholder specifically requests one. Instead, the Notice instructs shareholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2022 (which the Company posted on the Internet on December 28, 2022), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide shareholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a shareholder received the Notice and would still like to receive a printed copy of the proxy materials, such shareholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to participate in the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the Annual Meeting.

Dated: December 28, 2022

By Order of the Board of Directors

Joyce M. McCarthy, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Shareholders on February 7, 2023 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to shareholders on or about December 28, 2022. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 24, 2022) by posting them on the Internet on December 28, 2022. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its shareholders. Starting on the date of distribution of the Notice, all shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common shareholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common shareholder holds shares in its own name as a shareholder of record, such Class B or Common shareholder may vote shares at the Annual Meeting or by proxy. The platform for the virtual Annual Meeting includes functionality that affords validated shareholders the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log-in to the virtual Annual Meeting are provided below, and once admitted, shareholders may view reference materials such as our list of shareholders as of the record date, submit questions and (for Class B or Common shareholders) vote their shares by following the instructions that will be available on the meeting website. To vote by proxy, Class B or Common shareholders should vote in one of the following ways:

•	Via the Internet. Class B or Common shareholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common shareholder received proxy materials or requested printed copies by mail, such Class B or Common shareholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common shareholder received proxy materials or requested printed copies by mail, such Class B or Common shareholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common shareholders to vote shares during the Meeting—by voting during the Meeting such Class B or Common shareholders automatically revoke their proxy. Class B or Common shareholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common shareholder votes shares over the telephone, such Class B or Common shareholder must select a voting option (“For” or “Withhold” (for directors), “One”, “Two” or “Three Years” (for Proposal 2) and “For,” “Against” or “Abstain” (for Proposals Three and Four) in order for the proxy to be counted on that matter. If a Class B or Common shareholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director, to hold an advisory vote of shareholders on the executive compensation of the Company’s named executive officers every THREE YEARS, FOR the approval of the compensation of the Company’s named executive officers and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023.

If shares are registered in street name, Class B or Common shareholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common shareholder can do this over the telephone or Internet, or if a Class B or Common shareholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common shareholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common shareholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common shareholder would like to revoke its proxy, such Class B or Common shareholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common shareholder wishes to vote at the Annual Meeting, such Class B or Common shareholder may vote their shares by participating in the Annual Meeting and voting their shares over the Internet.

Access and Log-In Instructions for Virtual Annual Meeting

To be admitted to the Annual Meeting, go to https://www.virtualshareholdermeeting.com/CENT2023 and enter the 16-digit control number on your notice of internet availability of proxy materials or proxy card previously distributed to shareholders. Online access to the Annual Meeting will open at 10:15 a.m. Pacific Time to allow time for shareholders to log-in prior to the start of the live audio webcast of the Annual Meeting at 10:30 a.m. Pacific Time. The virtual meeting platform is widely supported across most browsers and devices running the most updated version of applicable software and plugins. Participants, however, should ensure that they allow sufficient time prior to the start of the meeting to log-in and ensure that they can hear streaming audio prior to the start of the meeting. If any log-in difficulties are encountered, please call the technical support number on the log-in page. It is important that shareholders read the proxy materials that were previously distributed, and we strongly encourage Class B and Common shareholders to vote in advance of the Annual Meeting, even if they are planning to log in and participate through the internet.

VOTING SECURITIES

Only shareholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M. Pacific Time, December 9, 2022, will be entitled to vote at the Annual Meeting.

As of the close of business on December 9, 2022, there were outstanding 11,263,949 shares of Common Stock of the Company, entitled to one vote per share, and 1,602,374 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 41,239,393 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the shareholders for their vote or approval at the Annual Meeting.

The holders of not less than a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy at the Annual Meeting will be tabulated by the election inspector appointed for the Annual Meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. Under the General Corporation Law of the State of Delaware, shareholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide shareholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person, voted or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election. The other matters submitted for shareholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

As Proposals 2 and 3 are non-binding votes, an abstention from voting will have the same effect as voting against these proposals. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. Therefore, broker non-votes will have no effect on the outcome of these proposals. However, the Board of Directors of the Company will consider whether or not shareholders approve the compensation of executives as described in this Proxy Statement when making future determinations on executive compensation. The Board will also consider the number of years for the frequency of the advisory vote on executive compensation that receives the most votes when considering the frequency of future shareholder advisory votes on executive compensation.

If a shareholder’s shares are held in street name and the shareholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a shareholder’s brokerage firm votes shares on the shareholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

Householding of Materials

In order to reduce printing and postage costs for shareholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the shareholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any shareholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of shareholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
William E. Brown (2)(4)	81	Chairman of the Board of the Company from 1980 until February 2018 and since September 2019 and Chief Executive Officer from 1980 to 2003 and from 2007 until 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Courtnee Chun (4)	48

Ms. Chun serves as Chief Portfolio Officer for Liberty Media Corporation, Qurate Retail. Inc., Liberty TripAdvisor Holdings, Inc., Liberty Broadband Corporation and GCI Liberty, having joined Liberty Media in February 2008. Previously, Ms. Chun served as VP Opportunity Development at Level 3, Chief Financial Officer at New Global Telecom and prior to these roles received extensive transaction experience through corporate development work at FirstWorld Communications and investment banking at JP Morgan. Ms. Chun previously was a director of HSN, Inc., Expedia Group, Inc., and LendingTree, Inc.

Ms. Chun has broad based experience in a number of industries including eCommerce, media, technology and direct-to-consumer marketing and a strong background in M&A, portfolio management and investor relations.

			2021

Timothy P. Cofer (2)(5)	54

Mr. Cofer has been the Chief Executive Officer of the Company since October 2019. Mr. Cofer has more than 30 years of experience in the consumer products industry. Mr. Cofer served as Executive Vice President and Chief Growth Officer of Mondelēz International from 2016 to 2019. Prior to that role, he held leadership positions with profit and loss responsibility in many large domestic and international units including: President, Mondelēz Asia Pacific, Middle East Africa from 2013 to 2015, President Kraft Foods Europe from 2011 to 2013, President Kraft Pizza Company 2008 to 2010 and President Oscar Mayer Foods from 2006 to 2007.

Mr. Cofer has an extensive track record of growing consumer products businesses both organically and through acquisitions. He has business leadership experience across general

			2019

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		management, corporate strategy, marketing, sales, eCommerce, R&D, innovation, cost discipline and M&A in the consumer products industry.

Lisa Coleman (3)(5)	52

Ms. Coleman has more than 25 years of experience in talent management and development including executive coaching, leadership development, leadership and succession planning and talent acquisition. Since January 2010, she has provided executive career coaching and board advisory services through her firm Lisa Coleman Advisory Services. Before starting her firm, Ms. Coleman served as Managing Director, Head of Leisure and Hospitality Practice, member of the Consumer and Private Equity Practices and Head of Research Americas at Russell Reynolds Associates where she led business development, executive search and organization assessments for consumer sector clients. Prior to that role, she served as the Human Capital Partner at Maveron, a venture capital firm and spent five years at Korn/Ferry International as Partner, Retail Practice and Head of eCommerce.

Ms. Coleman has expertise in CEO and senior management succession planning, human capital management, leadership development and talent acquisition and brings broad-based experience in a number of industries including leisure and hospitality, private equity, retail and eCommerce.

			2021

Brendan P. Dougher (3)	60	Mr. Dougher served in executive roles at PricewaterhouseCoopers LLP (“PwC”) for 36 years, including as Managing Partner of the NY Metro Region of PwC from July 2006 until June 2019 and as Managing Partner of the US Cyber Security & Privacy Practice from January 2019 to September 2019. As a former senior executive officer of one of the Big Four audit firms, Mr. Dougher has strong leadership experience in a wide variety of financial matters including reporting, governance, strategy and regulatory matters.	2020

Michael J. Griffith (1)(4)(5)	65	Mr. Griffith served as Vice Chairman of Activision Blizzard, Inc., a worldwide online, personal computer, console, handheld, and mobile game publisher, from July 2010 to June 2016 and served as President and Chief Executive Officer of Activision Publishing, Inc. (prior to its merger with Blizzard Entertainment, Inc.), one of the world’s largest third-party video game publishers, from June 2005 to March 2010. Previously, he served in various executive positions at The Procter & Gamble Company, a multinational consumer goods corporation, including as President of the Global Beverage Division, Vice President and General Manager of Coffee Products, and Vice President and General Manager of Fabric & Home Care-Japan and Korea and Fabric & Home Care	2019

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Strategic Planning-Asia. In addition, Mr. Griffith served as President and Chief Executive Officer of EAT Club, Inc., the largest business-focused online lunch delivery company in the United States, from June 2016 to March 2018. Mr. Griffith is also a director of Dave & Buster’s Entertainment, Inc.

As a former senior executive of one of the leading multinational consumer products companies, Mr. Griffith brings extensive experience leading and managing many aspects of large consumer products companies.

Christopher T. Metz	57

Mr. Metz has served as director and Chief Executive Officer of Vista Outdoor Inc. since October 2017. Prior to joining Vista Outdoor Inc., Mr. Metz served as President and Chief Executive Officer of Arctic Cat Inc., a manufacturer of all-terrain vehicles, recreational off-road vehicles and snowmobiles, from December 2014 to March 2017. He served as a Managing Director of Sun Capital Partners, Inc., a global private equity firm, from 2005 to July 2014. Prior to joining Sun Capital, Mr. Metz worked for Black & Decker, a manufacturer of power tools, accessories, hardware, home improvement products, and technology based fastening systems, for over 13 years, serving in a variety of capacities, including President of its Hardware and Home Improvement Group from 1999 to 2005.

Mr. Metz has extensive consumer products experience and proven leadership, strategic decision making, and business performance skills and a background in private equity.

			2019

Daniel P. Myers (4)	67

Mr. Myers is currently a Senior Fellow at the University of Tennessee’s Haslam School of Business. He served as interim Chief Executive Officer of Packable Holdings, LLC from April 2022 until August 2022. Prior to that, he served as a Senior Operating Executive for the Carlyle Group. Mr. Myers served as Executive Vice President of the Global Integrated Supply Chain of Mondelēz International from 2012 to 2019. Mr. Myers held the same position at Kraft Foods Inc., the predecessor to Mondelēz International, after joining the company in September 2011. Prior to Kraft Foods, Mr. Myers worked for Procter & Gamble for 33 years, serving in roles across all areas of the supply chain, including as Vice President, Product Supply.

Mr. Myers has over 25 years’ experience launching new brands, building operations and leading major global expansions.

			2021

Brooks M. Pennington III (2)(4)	68	Mr. Pennington served as the Company’s Chairman from February 2018 to September 2019 and has been Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc.,	1998

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

a business which was acquired by the Company in 1998. He also serves on the boards of several private companies.

Mr. Pennington has over 45 years of work experience in the lawn and garden industry, including 12 years as the former Chief Executive Officer of Pennington Seed, Inc.

John R. Ranelli (4)(5)	76

Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal Financial Officer from February 2016 to September 2016. Mr. Ranelli served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, an optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. Mr. Ranelli serves on the Board of OrthoLite Holdings, LLC. He was a member of the Trilantic Capital Partners Advisory Board from 2017 to 2020.

As a former Chief Executive Officer of the Company and an experienced chief executive officer of consumer products companies and a chairman and director of public and private equity owned companies, Mr. Ranelli has deep knowledge about the Company and extensive experience leading and managing all aspects of mid-sized to large consumer products companies.

			2010

Mary Beth Springer (1)(3)(5)	58	Since October 2020, Ms. Springer has served as the Company’s lead independent director. From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as an independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company, and Amy’s Kitchen, a privately-held organic food company.	2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public consumer products company.

(1) Member of Compensation Committee. (2) Member of Executive Committee (3) Member of Audit Committee.	(4) Member of Investment Committee. (5) Member of Talent, Capabilities & Succession Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors determined that each of Messrs. Dougher, Griffith, Metz and Ranelli and Mses. Chun, Coleman and Springer met the standards of independence established by the NASDAQ. The Board also determined that Michael J. Edwards, who served as a director for part of fiscal 2022 but did not stand for re-election at the 2022 Annual Meeting of Shareholders, met the NASDAQ independence standards.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown served as Chairman from the founding of the Company in 1980 until February 2018 and since September 2019, and Mr. Cofer has served as Chief Executive Officer since October 2019. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the NASDAQ listing standards, the Board has selected Ms. Springer, a director who is independent, to serve as the “lead independent director.”

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•	Ms. Springer acts as the Company’s lead independent director. She also serves as a liaison between the Chairman and the independent directors.

•

During most regularly scheduled Board meetings, the independent directors meet in executive session without the presence of any management directors. The lead independent director leads these executive sessions.

•	The charters for the audit and compensation committees require that all of the members of those committees be independent.

The Board believes that the separated roles of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Board Diversity

Board Diversity Matrix (As of December 28, 2022)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8
Part II: Demographic Background
African American or Black
Alaskan Native or Native American		1
Asian	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	8
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background

Committees of the Board

The Company has three standing committees: Audit, Compensation and Investment. The Company has two informal committees: Executive and Talent, Capabilities and Succession. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2022, the members of the Audit Committee were Messrs. Dougher (Chairman) and Metz and Mses. Coleman and Springer. In May 2022, Mr. Metz resigned from the Audit Committee and Ms. Coleman was elected to the Audit Committee. The Company’s Board of Directors has determined that Mr. Dougher qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents. The Audit Committee held nine meetings during fiscal 2022.

Compensation Committee

During fiscal 2022, the members of the Compensation Committee were Mr. Griffith and Ms. Springer (Chairperson). The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding equity as a means of linking executives’ long-term compensation to the stock price appreciation experienced by shareholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in the Company’s proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents. The Compensation Committee held 16 meetings during fiscal 2022.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Investment Committee

The members of the Investment Committee are Messrs. Brown (Chairman), Griffith, Myers, Pennington and Ranelli and Ms. Chun. The functions performed by the Investment Committee include:

•	oversight responsibility for determining how to deploy excess available equity and debt capital to maximize shareholder value;

•	recommending to the Board investments that it believes will achieve that goal including:

•	acquisitions outside our core business;

•	acquisitions with a purchase price in excess of $100 million;

•	stock repurchases;

•	investments in other public companies;

•	investments in bonds; and

•	other investments with appropriate risk, reward and returns; and

•	responsibility for organization, staffing and oversight of personnel – external and internal – who are engaged in the deployment of excess capital.

The Investment Committee held three meetings during fiscal 2022.

Talent, Capabilities & Succession Committee

During fiscal 2022, the members of the Talent, Capabilities & Succession Committee were Messrs. Cofer, Griffith (Chairman) and Ranelli and Mses. Coleman and Springer. The functions of the Talent, Capabilities & Succession Committee are to identify critical capability gaps and oversee and review plans to develop these competencies; and oversee and review plans for senior leader succession and training. The Talent Capabilities & Succession Committee held four formal meetings during fiscal 2022.

Executive Committee

Our Executive Committee currently consists of Messrs. Brown, Cofer and Pennington. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter. The Executive Committee did not meet in fiscal 2022.

Compensation Committee Interlocks and Insider Participation

Mr. Griffith and Ms. Springer served as members of the Compensation Committee during fiscal 2022. They have no relationship with the Company other than as directors and shareholders. During fiscal 2022, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2022, there were 10 meetings of the Board of Directors. No members of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of shareholders. All members of the Board participated in the virtual 2022 Annual Meeting of Shareholders.

Shareholder Communications with Directors

The Board of Directors welcomes communications from the Company’s shareholders. Shareholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without prior review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses periodically the risks associated with the Company’s compensation policies. The Board also monitors any specific enterprise risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to cyber-security.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $60,000 per year and $1,500 for each Board meeting attended in person. The chair of the Compensation Committee receives an additional annual retainer fee of $15,000, the chair of the Audit Committee receives an additional annual retainer fee of $20,000 and the lead independent director receives an additional annual retainer fee of $35,000. Directors who are not employees of the Company who attend meetings of any of the Company’s standing committees receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to and from board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Shareholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $70,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington receives similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2022 by the Company’s directors, except Messrs. Cofer and Brown, whose compensation is reported below under Executive Compensation – Compensation of Executive Officers. Mr. Edwards did not stand for re-election at the Company’s 2022 Annual General Meeting of Shareholders.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)(3)($)	All Other Compensation($)	Total($)
Courtnee Chun	83,500	70,006	52,260	—	205,766
Lisa Coleman	91,500	96,110	70,882	—	258,492
Brendan P. Dougher	106,000	70,006	52,260	—	228,266
Michael J. Edwards	11,500	—	—	116,667(4)	128,167
Michael J. Griffith	113,000	70,006	52,260	—	235,266
Christopher T. Metz	82,000	70,006	52,260	—	204,266
Daniel P. Myers	84,500	70,006	52,260	—	206,766
Brooks M. Pennington	80,000	70,006	52,260	93,193(5)	295,459
John R. Ranelli	91,000	70,006	52,260	112,500(4)	325,766
Mary Beth Springer	144,000	70,006	52,260	—	266,266

(1)

This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 22, 2022 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2022, the grant date fair values were determined using the closing stock price of Class A Common Stock on the date of grant.

(3)

As of the end of fiscal 2022, Messrs. Dougher, Edwards, Griffith, Metz, Myers, Pennington, and Ranelli and Mses. Chun, Coleman and Springer held the following options to purchase shares of Class A Common Stock (all shares of restricted stock had fully vested by the end of fiscal 2022):

	Options
	Vested	Unvested
Courtnee Chun	4,619	4,696
Lisa Coleman	2,160	4,321
Brendan P. Dougher	5,963	5,368
Michael J. Edwards	3,029	1,515
Michael J. Griffith	16,418	4,696
Christopher T. Metz	18,836	4,696
Daniel P. Myers	4,619	4,696
Brooks M. Pennington	18,836	4,696
John R. Ranelli	18,836	4,696
Mary Beth Springer	18,836	4,696

(4)	Consulting fees.

(5)

Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary for fiscal 2022 of $76,200, the Company’s matching contributions under the Company’s 401(k) Plan of $2,286 and medical and life insurance premium payments of $14,707.

Director Stock Ownership Requirements

In October 2020, the Board of Directors approved a minimum stock ownership requirement of $300,000 which would be required to be met within five years or, in the case of new directors, five years after election to the Board. In addition, the Board of Directors added a retention requirement that directors be required to hold 50% of net after-tax shares received from the vesting of equity awards and exercise of options until the minimum stock ownership guidelines are attained, and the following definition of ownership:

•	shares owned outright;

•	shares held in a 401(k) plan;

•	shares beneficially owned (e.g., in family trust);

•	unvested restricted stock/units subject only to service vesting criteria;

•	deferred shares; and

•	20% of the exercisable “in-the-money” value of stock options.

Director Nominations

Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. Our screening process generally involves successful completion of interviews with each Board member prior to any candidate being considered for nomination to the Board of Directors. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by shareholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Shareholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the Annual Meeting of shareholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management shareholder or group of shareholders that beneficially own 5% or more of the Company’s voting stock.

PROPOSAL TWO

ADVISORY VOTE ON FREQUENCY OF

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), public companies are generally required to include in their proxy solicitations at least once every six years an advisory vote on whether an Advisory Vote on Executive Compensation, such as the Company has included in Proposal Three, should occur every one, two or three years. In the last frequency vote at our 2017 Annual Meeting, shareholders representing over 63% of the votes cast recommended an advisory vote every three years. It is the Company’s belief, and the Board’s recommendation, that, given the majority shareholder preference for three years in the last vote and the strong shareholder support on the Say-on-Pay votes since then, this vote should continue to occur every three years.

The Company believes it has effective executive compensation practices, as described more fully in the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative. The Board believes that providing the Company’s shareholders with an Advisory Vote on Executive Compensation every three years (a “triennial vote”) encourages a long-term approach to evaluating the Company’s executive compensation policies and practices, consistent with the Compensation Committee’s long-term philosophy on executive compensation. In contrast, focusing on executive compensation over an annual or biennial period would focus on short-term results rather than long-term value creation, which is inconsistent with the Company’s compensation philosophy, and could be detrimental to the Company, its employees and its financial results.

Moreover, a short review cycle may not allow for a meaningful evaluation of the Company’s performance against its compensation practices, as any adjustment in pay practices would take time to implement and be reflected in the Company’s financial performance and in the price of its common stock. As a result, an Advisory Vote on Executive Compensation more frequently than every three years would not, in the Company’s judgment, allow shareholders to compare executive compensation to the Company’s performance.

Lastly, a triennial vote allows the Company adequate time to compile meaningful input from shareholders on its pay practices and respond appropriately. This would be more difficult to do on an annual or biennial basis, and both the Company and its shareholders would benefit from having more time for a thoughtful and constructive analysis and review of the compensation policies of the Company.

For the above reasons, the Board recommends that shareholders vote to continue to hold an Advisory Vote on Executive Compensation every three years. Each shareholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Two, each shareholder has four choices: vote to hold an Advisory Vote on Executive Compensation every year, every two years or every three years, or abstain from voting. As an advisory vote, the vote on Proposal Two is not binding upon the Company. However, the Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future shareholder advisory votes on executive compensation.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL THREE

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Public companies are generally required to include in their proxy solicitations, no less frequently than once every three years, a non-binding resolution subject to shareholder vote to approve the compensation of named executive officers (an “Advisory Vote on Executive Compensation”). In the last executive compensation vote at our 2020 Annual Meeting, shareholders representing over 92% of the votes cast approved the compensation of our named executive officers. As described more fully in the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, the Compensation Committee designs the Company’s executive compensation to reward, retain and, in the case of new hires, attract executives to support the Company’s business strategy, and achieve its short and long-term goals. At the core of the Company’s executive compensation programs is the Company’s pay-for-performance philosophy that links competitive levels of compensation to achievements of the Company’s overall strategy and business goals, as well as predetermined objectives for equity awards. The Company believes its compensation program is strongly aligned with the interests of the Company’s shareholders.

The Company urges shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative descriptions of the Company’s executive compensation, including the fiscal 2022 compensation of the named executive officers. Highlights of the Company’s executive programs include the following:

•	A significant portion (ranging from approximately 45% to 65% in 2022) of the Company’s executives’ total potential compensation is considered to be “at risk.”

•

The executive officers receive long-term equity awards subject to long-term time-based vesting requirements, in the case of restricted stock, and achievement of long-term performance targets, in the case of performance share units. These long-term incentive awards constituted up to approximately 49% of the named executives’ total potential compensation in fiscal 2022. The Compensation Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to long-term financial performance.

The Compensation Committee believes the compensation program for the named executive officers has been instrumental in retaining the Company’s senior executives and aligning their interests with those of the Company’s shareholders.

In the last three fiscal years, the Company’s net sales have increased 40% from $2.4 billion in fiscal 2019 to over $3.3 billion in fiscal 2022 and net income has increased 64% from $92.8 million in fiscal 2019 to $152.2 in fiscal 2022.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with its performance. The Compensation Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Based on the above, the Board of Directors requests that shareholders indicate their support for the Company’s executive compensation philosophy and practices, by voting in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s executive officers as described in this Proxy Statement, including the ‘Compensation Discussion and Analysis,’ the compensation tables and the other narrative compensation disclosures, is hereby approved.”

The opportunity to vote on Proposal Three is required pursuant to Section 14A of the Exchange Act. As an advisory vote, the vote on Proposal Three is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board value the opinions expressed by shareholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL.

PROPOSAL FOUR

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2023. If shareholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its shareholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 25, 2021	September 24, 2022
Audit fees	$3,981,352	$4,213,841
Audit-related fees	298,823	40,550
Tax fees	4,815	5,350
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 25, 2021 and September 24, 2022 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 25, 2021 were primarily related to the Company’s debt offerings and statutory audits. The audit-related fees for the fiscal year ended on September 24, 2022 were primarily related to statutory audits.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal 2021 and 2022.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Exchange Act.

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at ir.central.com/governance-esg/governance-documents.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 24, 2022 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 24, 2022.

December 28, 2022	Audit Committee

BRENDAN P. DOUGHER, Chairman
LISA COLEMAN
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company delivered solid fiscal 2022 results in a challenging environment characterized by poor weather during the peak garden season, high inflation, evolving consumer behavior and unfavorable retailer inventory dynamics. Net sales for fiscal 2022 increased 1% from fiscal 2021, net income was $152 million, in line with a year ago, and diluted earnings per share grew $0.05 to $2.80 compared to $2.75 in the prior year.

The Company’s named executive officers for fiscal 2022 were: Timothy P. Cofer – Chief Executive Officer; Nicholas Lahanas – Chief Financial Officer; William E. Brown – Chairman of the Board; John Hanson – President, Pet Consumer Products; and John D. Walker – President, Garden Consumer Products.

In fiscal 2022, the Compensation Committee’s actions for the named executive officers included:

•

Salary – The Committee approved an increase in Mr. Cofer’s base salary of $25,000, or 2.5%, for fiscal 2022, consistent with increases for other named executive officers. The Committee approved increases in base salary of 2.5% for our other named executive officers, except for a 12.4% increase for Mr. Brown to reflect his increased time commitment and significant contribution to the Company as Chairman and a part-time employee.

•

Bonus – Fiscal 2022 bonuses for the named executive officers have not yet been determined. Fiscal 2021 bonuses for the named executive officers, which were determined in February 2022, ranged from $185,000 to $1,512,000.

•

Equity awards – In fiscal 2022, the Committee determined to transition from primarily issuing a combination of restricted stock and stock options to a combination of restricted stock and performance share units (“PSUs”) to the named executive officers as follows:

•	Mr. Cofer received a grant of 38,415 restricted shares, vesting over three years, and a grant of 38,415 PSUs subject to the achievement of performance goals over a four-year performance period; and

•

Each of Messrs. Lahanas, Hanson and Walker received a grant of 3,001 restricted shares vesting over three years and a grant of 3,001 PSUs subject to the achievement of performance goals over a four-year performance period. Mr. Brown received a grant of 10,805 restricted shares vesting over five years.

•

Alignment with Shareholders – A significant portion (which is expected to range from approximately 45% to 65% in fiscal 2022) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with those of the Company’s shareholders.

The Committee discharges the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s financial performance and shareholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and need to remain competitive in attracting and retaining high-caliber talent.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Shareholders in February 2017, 63% of the shares voting recommended holding a say-on-pay-vote every three years. As a result, the Board determined to continue to hold a vote every three years. At the

Annual Meeting of Shareholders in February 2020, approximately 93% of the shares voting approved the compensation paid to our named executives. Given the overwhelming shareholder support, the Committee determined to continue to approach compensation decisions in substantially the same way as in recent years.

The upcoming Annual Meeting will include a say-on-pay proposal and a proposal on how frequently to hold say-on-pay votes. The Board will consider the results of the shareholders’ vote of the say-on-frequency proposal when determining the date of the next say-on-pay vote.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its shareholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. The Committee considers annual bonus as a means of rewarding job performance and utilizes equity grants as a means of linking executives’ long-term compensation to the Company’s long-term financial performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. The Committee believes in pay for performance and that a substantial portion of pay at risk is the most effective means of aligning executive incentives with shareholders’ interests.

Our Compensation Committee believes that the Company’s compensation program encourages our executive officers to take appropriate risks aimed at improving the Company’s financial success and creating long-term shareholder value, helps align our executive officers’ short-term cash incentives with competitive practices and does not promote inappropriate risk taking.

Process

The Committee has not regularly used a peer group when making compensation decisions as it competes in two distinct industries – pet supplies and lawn and garden supplies, and has a substantial, third-party logistics business, both of which make peer comparisons less meaningful. However, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at other consumer products companies. The Company’s compensation is periodically evaluated against the broad range of compensation paid by such companies; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers. In fiscal 2022, the Committee determined to commence using PSU awards, which utilize a relative total shareholder return multiplier that is based on a defined peer group, as described in the section below titled “Performance Share Units.”

With respect to Mr. Cofer, the Company’s Chief Executive Officer, the Committee retained an independent compensation consulting firm, Pay Governance, as part of the process of finalizing the terms of his employment agreement and determining his initial salary, bonus potential and equity compensation. The Committee has continued to rely on advice from its independent compensation consultant with respect to future decisions regarding Mr. Cofer’s compensation, consistent with the terms of his employment agreement.

With respect to the compensation of Mr. Brown, the Company’s Chairman, the Committee retained Pay Governance as part of its process of determining his salary for fiscal 2016 given Mr. Brown’s transition to part-time employee status, while continuing to provide guidance on acquisitions and other areas that have significant strategic importance and potential impact on shareholder value. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman of the Board and the Chief Executive Officer and may consult with the Company’s Human Resources team as part of its process of determining compensation. The Chairman of the Board and the Chief Executive Officer attend portions of meetings of the Committee, although they are not present during Committee deliberations regarding any aspect of their individual compensation, nor do they vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer shares of restricted stock upon his or her hire date and considers granting additional equity awards on an annual basis. The Committee generally attempts to grant bonuses or equity compensation to its officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee retained the services of Pay Governance to assist the Committee in formulating its recommendations regarding executive compensation in fiscal 2022.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation. The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interests of management and shareholders. In fiscal 2022, base salary, benefits and perquisites are expected to range from approximately 35% to 55% of each executive officer’s potential compensation, reflecting the importance that the Committee attached to performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee considers financial metrics, including net sales, organic sales, gross margin and earnings before interest and taxes, or EBIT, and also considers the performance of any acquired companies, and performance against long and short-term strategic goals. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified successors and subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on shareholder dilution.

The Committee continues to subscribe to the philosophy that the overall financial performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Chief Executive Officer Compensation

Mr. Cofer joined the Company as its Chief Executive Officer in 2019 after an extensive search conducted by the Succession Committee of the Board (which included all of the members of the Compensation Committee at the time). Mr. Cofer’s compensation package for fiscal year 2020 included the following elements:

•

A salary of $975,000 which was the same as the salary the Company’s former CEO received in fiscal 2019 and represented a $100,000 increase from Mr. Cofer’s salary at his former employer, Mondelēz International, Inc. (“Mondelēz”).

•	A target bonus percentage of 100% which was the same as the target bonus percentage of the Company’s former CEO and of Mr. Cofer’s bonus percentage at Mondelēz.

•	Annual equity grants valued at $2,300,000 (equivalent to the amount of the annual grants he received at Mondelēz) consisting of stock options, restricted stock and/or performance shares.

In addition, to encourage Mr. Cofer to join the Company as its Chief Executive Officer and replace some of the compensation he forfeited upon leaving his prior employer, as is common practice for such situations, the Committee agreed to a partial replacement of the unvested performance units, restricted stock and stock options granted by Mondelēz with a sign-on package consisting of a combination of the following:

•	A retention agreement providing for payments of $1,900,000 per year in cash or Company stock in each of 2021, 2022, 2023 and 2024 and bearing interest at 8% per year.

•	$1,100,000 of Black Scholes value of fair market value options to purchase Central Class A stock vesting 25% per year commencing on the first anniversary of the date of grant.

•	$1,000,000 cash signing bonus.

The compensation arrangements for Mr. Cofer are detailed in his employment agreement, which was approved by the Board. Mr. Cofer’s compensation in fiscal 2022 was consistent with his employment agreement except that the Committee decided to grant Mr. Cofer an annual equity award valued at $3,200,000, rather than the $2,300,000 required by his employment agreement. The Committee’s decision reflected, among other things:

•	Mr. Cofer’s continued outstanding performance and the strong financial performance of the Company in fiscal 2021.

•	Mr. Cofer’s excellent work in developing and advancing the Company’s long-term “Central to Home” strategy.

•	The interests of the Company and its shareholders in retaining Mr. Cofer long term.

•	The advice of Pay Governance to the Committee.

•

Mr. Cofer’s willingness to participate in the revised long-term incentive program along the same terms as the other executive officers, including by waiving vesting provisions in his employment agreement and agreeing to receive PSUs in lieu of stock options.

In addition, in fiscal 2022, the Committee approved the extension of Mr. Cofer’s housing benefit through the end of fiscal 2023 and reimbursement to Mr. Cofer for airfare between Illinois and California for his immediate family. In approving the benefit enhancements, the Committee took into account the success of Mr. Cofer in leading the Company across its multiple locations and the costs involved in the relocation of his primary residence from Chicago to Walnut Creek.

Also, in September 2022, the Committee agreed, at Mr. Cofer’s request, to revise the terms of his employment agreement to defer retention payments he otherwise would have received in 2023 and 2024 until 2028 and 2029, respectively. The deferred amounts will continue to accrue interest at 8%, consistent with Mr. Cofer’s employment agreement.

Chairman Compensation

In addition to his role as Chairman of the Board, Mr. Brown is an employee of the Company who provides highly valuable services to the Company based on his experience as the founder of the Company and its former Chief Executive Officer. Mr. Brown does not receive the standard compensation provided by the Company to its non-employee directors. Instead, Mr. Brown receives compensation as an employee for all the services he provides to the Company.

During fiscal 2016 when Mr. Brown transitioned to a part-time employee, the Committee determined that an appropriate level of compensation for Mr. Brown would be $600,000 – consisting of an annual salary of $200,000, a target bonus of 50% of annual salary and an equity award with a value of $300,000. The Committee’s judgment was based in part on advice received from Pay Governance, and the Committee’s expectations regarding the significant contributions that Mr. Brown would make as an employee of the Company, including his role as a principal leader of the Company’s M&A activities. In February 2021, the Committee increased Mr. Brown’s annual salary to $267,000 and approved a corresponding increase in the value of his annual equity grant to $400,000 in recognition of his increased time commitment and the absence of salary increases during the prior five years. In fiscal 2022, in light of Mr. Brown’s significant contribution to the Company, the Committee further increased his salary to $300,000 and the value of his annual equity grant to $450,000.

Salary

The Committee reviews the base salary of executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. In fiscal 2022, the Committee approved modest increases to the base salaries for Messrs. Cofer, Lahanas, Hanson and Walker based on individual merit and performance. As noted above, Mr. Brown received a salary increase to reflect his significant contribution to the Company.

The following table sets forth the base salary for each of our current named executive officers in fiscal 2021 and 2022.

	Base Salary
Executive Officer	Fiscal 2021	Fiscal 2022	Increase	% Change
Timothy P. Cofer	$1,000,000	$1,025,000	$25,000	2.5%
Nicholas Lahanas	$470,475	$482,300	$11,825	2.5%
William E. Brown	$267,000	$300,000	$33,000	12.4%
John Hanson	$504,977	$517,600	$12,623	2.5%
John D. Walker	$516,561	$529,500	$12,939	2.5%

Annual Bonus Plan

In fiscal 2022, we provided annual cash incentive opportunities to our executive officers pursuant to our Management Incentive Plan (the “MIP”). As described below, the Committee uses a pre-determined formula based on actual performance against target EBIT, gross margin and net sales to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains full discretion to determine annual bonuses up to and beyond or below the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts, innovation and new product development, among others.

The MIP provides a competitive incentive to select senior leaders of the Company and is designed to reward and retain leaders for delivering exceptional business results and contributing to our mission to lead the future of the pet and garden industries. Pursuant to the MIP, executive officers are provided with one or more company, segment, or business unit plan goals, and if there is more than one plan goal, the participant will be provided a weighting for each plan goal. The Committee approves each plan goal and the business result required to achieve target performance. Target bonuses under the MIP are expressed as a percentage of the executive’s actual annual salary. The target bonus percentages are generally set by the Committee at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives.

The amount of an executive’s bonus is reflective of the target bonus, applicable Business Performance, and any Individual Adjustment (as such terms are defined below). In no instance will an executive earn a bonus that is more than 200% of the target bonus. Business Performance refers to the weighted average performance outcome for the plan goals applicable to an executive. Individual Adjustment refers to the individual performance outcome reflective of the executive’s annual performance rating, achievements, behaviors, and contributions to the success of the company/segment/business unit within the plan year, as determined in the sole discretion of the Committee.

Fiscal 2021 Bonuses. In February 2022, the Committee determined bonuses for the named executive officers based on Company and business segment performance in fiscal 2021 pursuant to the 2021 Management Incentive Plan (the “2021 MIP”). The 2021 MIP was effective for fiscal 2021, with the period of performance measurement covering October 2020 to September 2021. Bonus payments for the 2021 plan year were made in February 2022.

The following table sets forth the target bonus and actual bonus paid to the following named executive officers who were also named executive officers for fiscal 2021 pursuant to the 2021 MIP:

	% of Fiscal 2021 Base Salary		Bonus For Fiscal 2021
Executive Officer	Target	Actual
Timothy P. Cofer	100%	151%	$1,512,000
Nicholas Lahanas	50%	69%	$326,000
William E. Brown	50%	69%	$185,000
John Hanson	50%	68%	$342,000
John D. Walker	45%	62%	$320,000
George A. Yuhas	50%	63%	$300,000

In determining the amount of bonuses awarded to the named executive officers for fiscal 2021, the Committee considered Company and business segment financial performance in fiscal 2021 compared to the MIP goals, the Individual Adjustment, and progress made during fiscal 2021 in implementing the Company’s strategic initiatives. Bonuses for Messrs. Cofer, Lahanas, Brown and Yuhas were based on total Company performance, while those for Messrs. Hanson and Walker were based on the performance of the Pet Segment and Garden Segment, respectively. Company net sales for fiscal 2021 were $3,303.7 million compared to a MIP target of $2,732.0 million. Company gross margin in fiscal 2021 was 29.4% compared to a MIP target of 29.6%, and EBIT for fiscal 2021 was $254.5 million compared to a MIP target of $205.0 million. Pet Segment net sales for fiscal 2021 were $1,894.9 million compared to a MIP target of $1,713.0 million and EBIT for fiscal 2021 was $208.2 million compared to a MIP target of $183 million. Garden Segment net sales for fiscal 2021 were $1,408.8 million compared to a MIP target of $1,020 million and EBIT for fiscal 2021 was $138.8 million compared to a MIP target of $105 million. The Company does not report gross margin at the business segment level. In determining the amount of the awards, the MIP goals are weighted as follows: EBIT – 60%; Net sales – 20%; and gross margin – 20%. The Committee exercised its discretion to adjust the bonuses for the named executive officers from the amounts calculated using the pre-determined formulae by between -6% and 14%, based on various factors including the strong financial performance of the Company, business segment performance and the individual performance of the named executive officers during fiscal 2021.

Fiscal 2022 Bonuses. The Committee expects to determine bonuses in February 2023 for the named executive officers based on the Company’s performance in fiscal 2022 pursuant to the 2022 Management Incentive Plan (the “2022 MIP”). The

2022 MIP was effective for fiscal 2022, with the period of performance measurement covering October 2021 to September 2022.

The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2022 pursuant to the 2022 MIP:

	% of Fiscal 2022 Base Salary		Bonus For Fiscal 2022
Executive Officer	Target	Actual
Timothy P. Cofer	100%	(1)	(1)
Nicholas Lahanas	50%	(1)	(1)
William E. Brown	50%	(1)	(1)
John Hanson	50%	(1)	(1)
John D. Walker	45%	(1)	(1)

(1) Annual bonuses to be determined.

In determining the amount of bonuses to be awarded to the named executive officers for fiscal 2022, the Committee will consider Company and business segment performance for fiscal 2022 compared to the MIP goals and the Individual Adjustment, and other factors that the Committee considers important. Company net sales for fiscal 2022 were $3,338.6 million compared to a MIP target of $3,558.0 million. Company Gross margin in fiscal 2022 was 29.7% compared to a MIP target of 31.0%, and EBIT for fiscal 2022 was $260.0 million compared to a MIP target of $294 million. Pet Segment net sales for fiscal 2022 were $1,878.1 million compared to a MIP target of $1,958 million, and EBIT for fiscal 2022 was $208.9 million compared to a MIP target of $223.0 million. Garden Segment net sales for fiscal 2022 were $1,460.5 million compared to a MIP target of $1,600 million, and EBIT for fiscal 2022 was $154.0 million compared to a MIP target of $183.0 million. The Committee has not yet determined the bonus amounts to be paid to the named executive officers with respect to fiscal 2022. The Company will report the fiscal 2022 bonus determinations in a Form 8-K once decisions are made.

Equity Awards

Historically, the Committee used a combination of stock options and restricted stock for equity compensation. In February 2022, the Committee determined to transition from a combination of stock options and restricted stock awards to a combination of restricted stock and PSUs. The Committee determined to grant PSUs to executive officers in lieu of stock options as it views PSUs as better aligning executives’ long-term incentives with the long-term interests of shareholders. The Committee believes PSUs drive long-term Company performance and are more properly aligned with the pay-for-performance philosophy underlying our executive compensation program. PSUs are intended to enhance retention of executives through four-year vesting cycles, and to provide executive officers with a long-term incentive to manage the Company from the perspective of an owner and align our executive team’s interests in growing our stock price. In the Committee’s view, PSUs support the objectives of linking realized value to the achievement of critical financial and operational objectives and delivering superior long-term shareholder returns.

Stock Options

Due to the transition to PSUs, the Committee did not grant stock options to named executive officers in fiscal 2022.

The Board has a written policy, however, providing that any annual Company-wide stock option grant will be made during a trading window open period. The date of an annual Company-wide stock option grant in any particular year would be determined by the Committee in its discretion based on the availability of management’s recommendations and such other information as it considers relevant. Absent unusual circumstances, the Committee would expect to approve any annual grants at a meeting of the Committee to be held during the February or December open window periods.

Restricted Stock

In fiscal 2022, the Committee granted restricted stock to executive officers in addition to PSUs. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

In February 2022, the Committee granted 38,415 shares of restricted Class A common stock with a fair value of approximately $1,600,000 to Mr. Cofer in accordance with his employment agreement and its decision to increase the amount of his fiscal 2022 annual equity grant as described above under “Chief Executive Officer Compensation.” In February 2022, the Committee also granted 3,001 shares of restricted Class A common stock with a fair value of approximately $125,000 to each of Messrs. Lahanas, Hanson and Walker. In February 2022, the Committee granted Mr. Brown 10,805 shares of restricted Class A common stock with a fair value of approximately $450,000 as described above under “Chairman Compensation.” The restricted shares granted to Messrs. Cofer, Lahanas, Hanson and Walker vest over three years and Mr. Brown’s restricted shares vest over five years.

Performance Share Units

As discussed above, in February 2022, the Committee determined to grant PSUs to the executive officers in lieu of stock options. The executives were granted PSUs with respect to the target number of shares of the Company’s Class A common stock based on their award target divided by the stock price on the grant date. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period based on performance against the applicable performance goals (including pre-defined adjustments thereto) and targets over such performance period. The total number of shares awarded to the executive is based on company performance over the performance period, ranging from 50% to 200% of target. The number of shares issuable pursuant to the PSUs may be increased or decreased by up to 25% based on a relative total shareholder return (TSR) multiplier. The relative TSR multiplier for the PSU awards is based on the following peer group, which includes lawn and garden and pet supplies companies and other consumer products companies: Scotts Miracle-Gro Co., Spectrum Brands Holdings Inc., J.M. Smucker Co., Church & Dwight Co., Helen of Troy Ltd., Newell Brands Inc., The Clorox Company, Edgewell Personal Care Co., Tupperware Brands Corp., and Energizer Holdings Inc.

The determination of the actual number of PSUs earned during the performance period (i.e., 2022-2025) will be based on the following formula:

Target Number of FY22 PSUs x (Primary Measures Multiplier +/- TSR Modifier) =

total shares of Company Class A common stock earned under the FY22 PSUs

The Primary Measures Multiplier shall be based on two performance goals, weighted as follows: (i) 70% based on Organic EBIT CAGR and (ii) 30% based on Organic Net Sales CAGR.

In February 2022, the Committee approved a grant of 38,415 PSUs to Mr. Cofer, consistent with his employment agreement and its decision to increase his fiscal 2022 equity award as described above under “Chief Executive Officer Compensation”. The Committee also granted 3,001 PSUs to each of Messrs. Lahanas, Hanson and Walker. The actual number of shares to be earned under the PSU awards to the named executive officers shall be determined by the Committee based on the extent to which performance goals have been achieved over the four-year performance period, from fiscal years 2022 through 2025. To the extent earned, the PSUs will vest at the end of the four-year performance period, subject to the executive being continuously employed by the Company or by one of its affiliates from the grant date through the last day of the performance period.

Stock Ownership Requirements and Claw Back Policy

Until the expiration of his employment agreement, Mr. Cofer has agreed to hold capital stock of the Company with a value of not less than four times his annual salary. Restricted stock held by Mr. Cofer is included in determining the value of the capital stock of the Company held by him regardless of whether such restricted stock is vested or unvested. Mr. Cofer is not required to purchase additional stock to achieve this holding requirement but may not sell any stock unless and until the holding requirement is met. The Company does not have stock ownership requirements that apply to its other executive officers, except for Mr. Brown who is subject to the director stock ownership requirements.

The Company had deferred the adoption of a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated pending adoption of the SEC’s rule proposal. Now that the SEC has adopted its final rules relating to claw backs, the Company will adopt a policy once the new Nasdaq listing rule is proposed and approved by the SEC.

Restrictions on Transactions in Company Stock by Directors and Officers

The Company has adopted an Insider Trading Compliance Program (the “Insider Trading Program”) which provides guidelines with respect to transactions in the securities of the Company (the “Company Securities”) and the handling of confidential information about the Company and the companies with which the Company does business. Under the Insider Trading Program, persons subject to the policy may not engage in short sales of the Company Securities, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, or hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. The Company discourages placing standing orders on Company Securities. If a person subject to the Insider Trading Program determines that they must use a standing order, the order must be limited to a short duration and should otherwise comply with the restrictions and procedures in the Insider Trading Program. A standing order incorporated into a 10b5-1 plan is permitted.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, certain named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 38. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee took into consideration market practice. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not working for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions generally available to all full-time employees but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for certain named executive officers. Mr. Cofer and Mr. Hanson also have a housing allowance and a related tax gross up, and Mr. Cofer also receives reimbursement for first-class airfare and financial planning assistance with a related tax gross up.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our shareholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2022. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 28, 2022

MARY BETH SPRINGER, Chairperson

MICHAEL J. GRIFFITH

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 24, 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (2)($)	Non-equity Incentive Plan Compensation ($)	All Other Compensation (3)($)	Total ($)
Timothy P. Cofer	2022	1,017,308	—	3,199,970	—	(4)	2,407,971	6,625,249
Chief Executive Officer	2021	992,404	—	1,149,978	1,107,000	1,512,000	264,624	5,026,006
	2020	900,000	1,472,500	—	3,393,865	—	148,253	5,914,618

Nicholas Lahanas	2022	478,662	—	249,983	—	(4)	10,426	739,071
Chief Financial Officer	2021	466,988	—	100,013	75,442	326,000	9,998	978,441
	2020	456,344	363,900	1,999,998	159,371	—	9,863	2,989,476

John Hanson	2022	513,716	—	249,983	—	(4)	100,112	863,811
President Pet Consumer Products	2021	501,235	—	100,013	75,442	342,000	132,955	1,151,645
	2020	488,403	362,200	582,730	159,371	—	111,853	1,704,557

John D. Walker	2022	525,519	—	249,983	—	(4)	38,098	813,600
President Garden Consumer Products(5)	2021	512,733	—	100,013	75,442	320,000	47,272	1,055,460

William E. Brown	2022	289,845	—	450,028	—	(4)	24,008	763,881
Chairman	2021	246,642	—	400,010	—	185,000	31,473	863,125
	2020	200,000	151,000	299,991	999,999	—	18,662	1,669,652

(1)

This column represents the grant date fair value in accordance with ASC 718 of restricted stock and PSU’s awarded the named executive officers in 2022. The amounts shown include the aggregate grant date fair value of the shares issuable for PSU’s at target achievement. The aggregate grant date fair values of the maximum number of shares issuable pursuant to the PSU’s are $3,599,966 for Mr. Cofer and $281,232 for each of Messrs. Lahanas, Hanson and Walker. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)

This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 22, 2022 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2022 are detailed in the following table:

Description	Cofer	Lahanas	Hanson	Walker	Brown
Company matching contribution to 401(k) plan	$9,150	$9,150	$9,150	$9,150	$9,150
Retention payment	2,216,160	—	—	—	—
Medical and life insurance premiums and medical reimbursement	19,596	1,276	16,765	19,348	14,858
Car allowance or lease	13,200	—	12,000	9,600	—
Commute expense reimbursement	23,023	—	—	—	—
Mobile device reimbursement	—	—	1,080	—	—
Housing allowance	49,805	—	47,671	—	—
Tax gross up	57,037	—	13,446	—	—
Financial planning allowance	20,000	—	—	—	—

Total	$2,407,971	$10,426	$100,112	$38,098	$24,008

(4)

Bonuses under the Management Incentive Plan for fiscal 2022 have not yet been determined. The Company will file a Form 8-K under Item 5.02(f) to report the bonuses once the amounts have been determined.

(5)	Mr. Walker became an executive officer in February 2021.

Employment Agreement – Timothy P. Cofer

Effective October 14, 2019, the Company entered into an Employment Agreement with Timothy P. Cofer. This employment agreement provides that Mr. Cofer is eligible for an annual bonus, targeted at 100% of base compensation, subject to his and the Company’s performance. Mr. Cofer is also entitled to an annual equity grant valued at $2,300,000 consisting of stock options, restricted stock and/or performance units. In addition, Mr. Cofer is entitled to retention payments of $1,900,000 per year in cash or Company stock in each of 2021, 2022, 2028 and 2029 and bearing interest at 8% per year. Mr. Cofer’s employment agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Cofer’s agreement at any time without cause upon 90 days’ written notice. If the Company terminates Mr. Cofer without cause, he will continue to receive his base salary and health insurance benefits for 12 months and will be entitled to continued vesting of previously granted stock options and restricted stock and performance units, subject to the execution of a general release of claims. Under the terms of a post-employment consulting agreement, Mr. Cofer will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Cofer will be entitled to receive 10% of his last base salary for each year during the consulting period.

Employment Agreement – John Hanson

Effective August 1, 2019, the Company entered into an Employment Agreement with John Hanson. This employment agreement provides that Mr. Hanson is eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Hanson’s agreement at any time without cause upon 30 days’ written notice. If the Company terminates Mr. Hanson without cause, he will continue to receive his base salary and health insurance benefits for nine months and will be entitled to continued vesting of previously granted stock options and restricted stock, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits in lieu of giving 30 days’ notice. Under the terms of a post-employment consulting agreement, Mr. Hanson will provide consulting services for two years (or until December 31, 2024, whichever is later) upon termination of his employment with the Company. For these services, Mr. Hanson will be entitled to receive 10% of his last base salary for each year during the consulting period.

Employment Agreement – John D. Walker

On April 1, 2014, the Company entered into an Employment Agreement with John D. Walker. This employment agreement provides that Mr. Walker is eligible for an annual bonus, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Walker’ agreement at any time without cause. If the Company terminates Mr. Walker without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2022, which ended on September 24, 2022.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Timothy P. Cofer	PSUs	2/9/22	—	—	—	19,208	38,415	86,434	—		—	—	1,599,985
	RSAs	2/9/22	—	—	—	—	—	—	38,415	(4)	—	—	1,599,985
	Annual Bonus Plan	12/8/21	—	1,025,000	2,050,000	—	—	—	—		—	—	—

Nicholas Lahanas	PSUs	2/9/22	—	—	—	1,501	3,001	6,752	—		—	—	124,992
	RSAs	2/9/22	—	—	—	—	—	—	3,001	(4)	—		124,992
	Annual Bonus Plan	12/8/21	—	241,150	482,300	—	—	—	—		—	—	—

John Hanson	PSUs	2/9/22	—	—	—	1,501	3,001	6,752	—		—	—	124,992
	RSAs	2/9/22	—	—	—	—	—	—	3,001	(4)	—	—	124,992
	Annual Bonus Plan	12/8/21	—	258,800	517,600	—	—	—	—		—	—	—

John D. Walker	PSUs	2/9/22	—	—	—	1,501	3,001	6,752	—		—	—	124,992
	RSAs	2/9/22	—	—	—	—	—	—	3,001	(4)	—	—	124,992
	Annual Bonus Plan	12/8/21	—	238,275	476,550	—	—	—	—		—	—	—

William E. Brown	RSAs	2/9/22	—	—	—	—	—	—	10,805	(5)	—	—	450,028
	Annual Bonus Plan	12/8/21	—	150,000	300,000	—	—	—	—		—	—	—

(1)

These amounts reflect the potential threshold, target and maximum annual incentive bonus awards payable to our named executive officers as annual incentive bonuses for fiscal 2022 under our Management Incentive Plan (the “MIP”). Target bonuses under the MIP are expressed as a percentage of the executive’s actual annual salary. Amounts are initially calculated based on a pre-determined formula based on actual performance against target net sales, gross margin and EBIT, but the Compensation Committee retains full discretion to determine annual bonuses. While there is no minimum performance threshold to earn a bonus, in no instance will an executive earn a bonus that is more than 200% of the target. See the discussion and analysis regarding the MIP in the CD&A section titled “Annual Bonus Plan” for further information.

(2)

These amounts are based on the achievement of certain performance goals and targets over a four-year performance period. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period. The vesting percentage for the PSUs ranges from 50% to 200% of target. The number of shares issuable pursuant to the PSUs may be increased or decreased by up to 25% based on a relative total shareholder return multiplier. See the discussion and analysis regarding PSU awards in the CD&A section titled “Performance Share Units” for further information.

(3)	The value of a stock award or PSU is based on the fair value as of the grant date of such award determined pursuant to ASC 718.

(4)	These awards of restricted shares of Class A Common Stock vest in increments of 50% on each of February 9, 2024 and 2025.

(5)	This award of restricted shares of Class A Common Stock vests in increments of one-third on each of February 9, 2025, 2026 and 2027.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2022, which ended on September 24, 2022. All awards are for Class A Common Stock.

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
Timothy P. Cofer	75,653	75,654(4)	—	26.70	10/14/25	—	—	—	—
	151,684	151,684(5)	—	28.50	2/10/26	—	—	—	—
	25,000	75,000(6)		44.02	2/9/27	—	—	—	—
	—	—	—	—	—	19,593(7)	695,747	—	—
	—	—	—	—	—	38,415(8)	1,364,117	—	—
	—	—	—	—	—	—	—	38,415	1,364,117

Nicholas Lahanas	12,240	—	—	30.94	1/20/23	—	—	—	—
	14,450	—	—	36.70	1/19/24	—	—	—	—
	16,713	5,572(9)	—	27.20	2/13/25	—	—	—	—
	10,526	10,527(5)	—	28.50	2/10/26	—	—	—	—
	1,703	5,112(6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	17,464(10)	620,147	—	—
	—	—	—	—	—	70,175(11)	2,491,914	—	—
	—	—	—	—	—	1,704(12)	60,509	—	—
	—	—	—	—	—	3,001(13)	106,566	—	—
	—	—	—	—	—	—	—	3,001	106,566

John Hanson	—	7,023(14)	—	21.37	8/4/25	—	—	—	—
	—	10,527(5)	—	28.50	2/10/26	—	—	—	—
	1,703	5,112(6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	14,040(15)	498,560	—	—
	—	—	—	—	—	21,060(16)	747,841	—	—
	—	—	—	—	—	1,704(12)	60,509	—	—
	—	—	—	—	—	3,001(13)	106,566	—	—
	—	—	—	—	—	—	—	3,001	106,566

John D. Walker	16,713	5,572(9)	—	27.20	2/13/25	—	—	—	—
	10,526	10,527(5)	—	28.50	2/10/26	—	—	—	—
	1,703	5,112(6)	—	44.02	2/9/27	—	—	—	—
	—	—	—	—	—	13,100(10)	465,181	—	—
	—	—	—	—	—	70,175(11)	2,491,914	—	—
	—	—	—	—	—	1,704(12)	60,509	—	—
	—	—	—	—	—	3,001(13)	106,566	—	—
	—	—	—	—	—	—	—	3,001	106,566

William E. Brown	51,177	51,177(17)	—	38.97	8/11/26	—	—	—	—
	—	—	—	—	—	2,725(18)	96,765	—	—
	—	—	—	—	—	7,353(19)	261,105	—	—
	—	—	—	—	—	10,526(20)	373,778	—	—
	—	—	—	—	—	9,087(21)	322,679	—	—
	—	—	—	—	—	10,805(22)	383,686	—	—

(1)	All options were granted at the closing market price on the date of grant.

(2)	Market value was calculated based on the closing price of $35.51 per share for the Class A Common Stock on September 23, 2022, the last trading day in fiscal 2022.

(3)

The PSU award vests based on the achievement of certain performance goals over a four-year performance period. The number of PSUs in this column is based on the target level of achievement. The actual number of PSUs earned may vary from the target number and will be determined at the end of the four-year performance period. The vesting percentage for the PSUs ranges from 50% to 200% of target. The number of shares issuable pursuant to the PSUs may be increased or decreased by up to 25% based on a relative total shareholder return multiplier.

(4)	The unexercisable portion of this option grant vests in increments of 50% upon each of October 14, 2022 and 2023.

(5)	The unexercisable portion of this option grant vests in increments of 50% upon each of February 10, 2023 and 2024.

(6)	The unexercisable portion of this option grant vests in increments of one-third upon each of February 9, 2023, 2024 and 2025.

(7)	This restricted stock award vests in increments of one-third on each of February 9, 2023, 2024 and 2025.

(8)	This restricted stock award vests in increments of 50% upon each of February 9, 2024 and 2025.

(9)	The unexercisable portion of this option grant vests on February 13, 2023.

(10)	The restricted stock award vests in increments of 50% upon each of December 4, 2022 and 2023.

(11)	The restricted stock vests in increments of 25% upon each of February 10, 2023, 2024, 2025 and 2026.

(12)	The restricted stock vests in increments of one-third upon each of February 9, 2023, 2024 and 2025.

(13)	The restricted stock vests in increments of 50% upon each of February 9, 2024 and 2025.

(14)	The unexercisable portion of this option grant vests on August 4, 2023.

(15)	The restricted stock vests in increments of 50% on each of August 4, 2023 and 2024.

(16)	The restricted stock vests in increments of one-third on each of October 1, 2022, 2023 and 2024.

(17)	The unexercisable portion of this option grant vests in increments of 50% on each of August 11, 2023 and 2024.

(18)	The restricted stock vests on January 19, 2023.

(19)	The restricted stock vests in increments of 50% on each of February 13, 2023 and 2024.

(20)	The restricted stock vests in increments of one-third on each of February 10, 2023, 2024 and 2025.

(21)	The restricted stock vests in increments of one-third on each of February 9, 2024, 2025 and 2026.

(22)	The restricted stock vests in increments of one-third on each of February 9, 2025, 2026 and 2027.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2022, which ended on September 24, 2022.

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Timothy P. Cofer	—	—	6,531	273,975
Nicholas Lahanas	—	—	8,731	401,451
	—	—	568	23,828
	—	—	2,100	90,867
	—	—	2,134	89,884
John Hanson	14,045	294,805	568	23,828
	5,263	72,945	7,020	287,258
John D. Walker	14,690	147,047	6,550	301,169
	14,450	61,413	568	23,828
William E. Brown	—	—	2,725	116,712
	—	—	3,232	137,037
	—	—	3,676	155,201

(1)	Company Class A Common Stock.

Nonqualified Deferred Compensation

The following table sets forth contributions, earnings and distributions during fiscal 2022, and account balance as of September 24, 2022, for each of the named executive officers, under our nonqualified Deferred Compensation Plan:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Timothy P. Cofer	237,153	—	(79,843)	—	342,794
Nicholas Lahanas	38,917	—	(39,841)	—	203,737
John Hanson	100,598	—	(18,544)	—	128,103
John D. Walker	42,809	—	(45,741)	—	162,415
William E. Brown	—	—	—	—	—

(1)	None of the earnings in this column are included in the Summary Compensation Table because they were not preferential or above market.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 24, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,216,545	$32.69	14,108,027(2)
Equity compensation plans not approved by security holders	—	—	—

Total	2,216,545 (1)	$32.69	14,108,027(2)

(1)

Includes 2,078,114 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 138,431 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)

Includes 4,458,492 shares of Common Stock and 8,945,434 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 109,728 shares of Common Stock and 594,373 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; and (h) death of the executive officer or incapacity of the executive officer exceeding four months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 24, 2022, the last day of the Company’s 2022 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements for the executive officers are not impacted by these arrangements.

Name	Salary Continuation	Post- Employment Consulting Payments	Retention Payments(1)	Health and Employee Benefits	Guaranteed Bonus	Equity Vesting(2)	Total
Timothy P. Cofer	$1,025,000	$410,000	$7,770,105	—	—	$5,153,799	$14,358,904
Nicholas Lahanas	—	—	—	—	—	—	—
John Hanson(3)	$388,200	$103,520	—	—	—	$1,693,141	$2,184,861
John D. Walker	$397,125	$60,000	—	—	—	$958,909	$1,416,034
William E. Brown	—	—	—	—	—	—	—

(1)

The Company is required to make payments to Mr. Cofer on October 14, 2022, 2023 and 2024 in the amount of $1,900,000 plus compound annual interest at the rate of 8% per year from October 14, 2019. The retention payment due on October 14, 2022 has been paid to Mr. Cofer. The above amounts do not reflect the amendment entered into effective on September 29, 2022, which defers the October 14, 2023 and 2024 payments until October 14, 2028 and 2029, respectively.

(2)

The value of restricted stock and options issued for which vesting would be extended in connection with a termination is calculated based on the closing price on September 23, 2022, the last trading day in fiscal 2022 of $35.51 for Class A Common Stock.

(3)

The Company is required to provide Mr. Hanson with 30 days’ notice before a termination without cause. At its option, the Company may pay Mr. Hanson 30 days’ additional salary and benefits, or approximately $45,802 in lieu of giving 30 days’ notice.

Timothy P. Cofer

Mr. Cofer is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 hours per month for 48 months after termination of employment with the Company. Mr. Cofer will receive approximately $8,542 per month (subject to changes in Mr. Cofer’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

John Hanson

Mr. Hanson is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for the two years after termination of employment with the Company (or until December 31, 2024, whichever is later). Mr. Hanson will receive approximately $4,313 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

John D. Walker

Mr. Walker is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for the two years after termination of employment with the Company. Mr. Walker will receive $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

CEO Pay Ratio

The annual total compensation of Mr. Cofer, our Chief Executive Officer, was $6,625,249 in fiscal 2022, as reflected in the Summary Compensation Table. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding its Chief Executive Officer, was $49,377 for fiscal 2022. Accordingly, for fiscal 2022, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all our other employees (the “Pay Ratio”) was 134 to 1. Mr. Cofer’s annual total compensation does not include any annual bonus earned for fiscal 2022 as such bonus has not been determined as of the date of this proxy statement. If the target amount of Mr. Cofer’s bonus was included in his annual total compensation, then the Pay Ratio would have been 155 to 1.

To identify the median employee and the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that the Company used were as follows:

•	The Company selected September 24, 2022, which is within the last three months of fiscal 2022, to identify its employee population.

•

As permitted by SEC rules, in identifying our employee population, the Company also excluded a total of 161 employees located in the following international jurisdictions representing in the aggregate less than 2% of its employee population as a whole: Canada (44 employees); Mexico (57 employees); and the United Kingdom (60 employees).

The employee population, prior to taking into consideration these exclusions, consisted of approximately 7,351 individuals. The employee population, after taking into consideration these exclusions, consisted of approximately 7,190 individuals.

•	To identify the median employee from its employee population, the Company selected total taxable cash compensation as the measure of compensation.

•	The Company then determined its median employee and calculated the annual total compensation of this employee for fiscal 2022 based on the Summary Compensation Table rules.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than 5% beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that the related party is in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Diamond Fork

In 2014, the Company acquired 50% ownership interests in two joint ventures (“CSA”), which have exclusive rights to a patented antimicrobial molecule for animal and EPA product uses. Diamond Fork Enterprises, LLC (“Diamond Fork”) licenses the rights from Brigham Young University (“BYU”) and sublicenses the rights to CSA. In 2019, Mr. Brown, the Company’s Chairman, acquired 80% of the equity interest of Diamond Fork. Diamond Fork is obligated to pay BYU minimum annual royalties and to reimburse BYU for IP maintenance expenses. Under the sublicense agreement, CSA agreed to reimburse Diamond Fork for the royalties and expenses to the extent they relate to animal rights or EPA rights. During fiscal 2022, CSA reimbursed Diamond Fork in the amount of $263,502 for such royalties and expenses.

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended, Mr. Pennington will continue to serve as Director of Special Projects for the Company through March 31, 2023; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington receives a base salary of $52,000 annually. A division of Pennington Seed, a subsidiary of the Company, purchased approximately $1,142,000 of feed products from Wildlife Foods, LLC, a company owned by Mr. Pennington’s son-in-law (which manufactures corn-based bird feed ingredients) during the fiscal year ended September 24, 2022.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than 5% of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 9, 2022.

Beneficial Owner(1)	Number of Class B Shares	Number of Common Shares	Number of Class A Common Shares	Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
Timothy P. Cofer	—	—	372,746(4)	*	*
Nicholas Lahanas	—	—	166,124(5)	*	*
William E. Brown	1,600,459	1,386,792(6)	1,328,843(7)	8.0%	55.2%
John Hanson	—	—	48,387(8)	*	*
John D. Walker	—	—	114,259(9)	*	*

Directors and Nominees:
Courtnee Chun	—	—	7,880(10)	*	*
Lisa Coleman	—	—	4,429(11)	*	*
Brendan P. Dougher	—	—	9,426(12)	*	*
Michael J. Griffith	—	—	20,860(13)	*	*
Christopher T. Metz	—	—	23,520(14)	*	*
Daniel P. Myers	—	—	10,255(15)	*	*
Brooks M. Pennington III(16)	—	174,492(17)	75,531(18)	*	*
John R. Ranelli	—	7,439(19)	21,282(20)	*	*
Mary Beth Springer	—	—	25,151(14)	*	*

All directors and executive officers as a group (15 persons)	1,600,459	1,568,723	2,228,693	10.0%	56.0%

Five Percent Shareholders:
BlackRock, Inc.(21)	—	1,670,852	7,243,501	16.5%	7.6%
Dimensional Fund Advisors LP(22)	—	724,931	2,495,181	6.0%	3.3%
The Vanguard Group(23)	—	1,362,457	4,298,789	10.5%	6.2%
Morgan Stanley(24)	—	703,146	301,315	1.9%	3.2%
Allianz Global Investors U.S. Holdings LLC(25)	—	664,425	—	1.2%	3.0%
Allspring Global Investments Holdings, LLC(26)	—	994,993	—	1.8%	4.5%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597.

(2)

Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each shareholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 9, 2022, there were 1,602,374 shares of Class B Stock, 11,263,949 shares of Common Stock and 41,239,393 shares of Class A Common Stock outstanding.

(3)

Represents the percentage of the voting power of each shareholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)

Includes 290,164 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022 and 24,574 shares held in the Timothy P. Cofer Living Trust as to which Mr. Cofer disclaims beneficial ownership except to the extent of his pecuniary interest therein. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(5)

Includes 55,632 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(6)	Includes 1,138,121 shares subject to a pledge.

(7)

Includes 51,177 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022. Includes 516,212 shares subject to a pledge. Includes 246,012 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(8)

Includes 1,703 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(9)

Includes 28,942 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(10)	Includes 4,619 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022.

(11)	Includes 2,160 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022.

(12)	Includes 5,693 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022.

(13)	Includes 16,418 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022.

(14)	Includes 18,836 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022.

(15)

Includes 4,619 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022 and 5,636 shares of Class A Common Stock held by the Karen W. Myers Revocable Trust, as to which Mr. Myers disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(16)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(17)

Includes 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(18)

Includes 18,836 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022. Includes 35,000 shares held by BPCB Timber Company LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the Chief Executive Officer, 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 35,000 shares held by BPCB Timber Company LLC and the 15,208 shares held by Pennington Management Company II, LLC, except, in each case, to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(19)	Includes 7,439 shares of Common Stock held in the John R. Ranelli Trust, as to which Mr. Ranelli disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(20)

Includes 18,836 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 9, 2022 and 2,446 shares of Class A Common Stock held in the John R. Ranelli Trust, as to which Mr. Ranelli disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(21)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on January 27, 2022 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 7, 2022.

(22)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 8, 2022 and a Schedule 13F reflecting beneficial holdings of the Company’s Class A common stock filed on November 10, 2022.

(23)

The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 9, 2022 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 9, 2022.

(24)

The address of Morgan Stanley is 1585 Broadway New York, NY 10036; the address of Atlanta Capital Management Company, LLC is 1075 Peachtree Street, Suite 2100, Atlanta, GA 30309. The foregoing information is solely from a joint Schedule 13G/A reflecting shared beneficial holdings of the Company’s common stock by both shareholders filed on February 9, 2022 and a Schedule 13F reflecting beneficial holdings of the Company’s Class A common stock filed on November 14, 2022.

(25)

The address of Allianz Global Investors U.S. Holdings LLC is 1633 Broadway New York, NY 10019; the address of Allianz Global Investors GmbH is Bockenheimer Landstrasse 42-44, Frankfurt, 2M 60323 Germany. The foregoing information is solely from a joint Schedule 13G reflecting shared beneficial holdings of the Company’s common stock by both shareholders filed on February 14, 2022.

(26)

The address of Allspring Global Investments Holdings, LLC, Allspring Global Investments, LLC and Allspring Funds Management, LLC is 525 Market St., 10th Fl., San Francisco, CA 94105. The foregoing information is solely from a joint Schedule 13G reflecting shared beneficial holdings of the Company’s common stock by the three shareholders filed on January 19, 2022.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC.

Based solely on its review of forms filed with the SEC, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 25, 2021 to September 24, 2022 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, other than a Form 5 filed on November 3, 2022, by Joyce McCarthy, the Company’s General Counsel & Secretary, to report a grant of restricted stock on May 18, 2022.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at ir.central.com/governance-esg/governance-documents.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the Annual Meeting. If other matters properly come before the Annual Meeting, those who act as proxies will vote in accordance with their judgment.

SHAREHOLDER PROPOSALS

If any shareholder intends to present a proposal for action at the Company’s annual meeting in February 2024 and wishes to have such proposal set forth in management’s proxy statement, such shareholder must forward the proposal to the Company so that it is received on or before August 30, 2023. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, Attention: Corporate Secretary.

If a shareholder intends to submit a proposal at the Company’s annual meeting in February 2024, which is not intended to be included in the Company’s proxy statement and form of proxy relating to that annual meeting, the shareholder should give appropriate notice no later than November 13, 2023. If the shareholder fails to submit the proposal by such date, the shareholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2024.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Shareholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to shareholders, will be paid by the Company.

Dated: December 28, 2022

By Order of the Board of Directors

Joyce M. McCarthy, Secretary

CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, SUITE 600 WALNUT CREEK, CA 94597

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 6, 2023 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2023 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CENT2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 6, 2023 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94048-P81830 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
	1. Election of Directors ☐	☐	☐
Nominees:
01) William E. Brown 07) Christopher T. Metz
02) Courtnee Chun 08) Daniel P. Myers
03) Timothy P. Cofer 09) Brooks M. Pennington III
04) Lisa Coleman 10) John R. Ranelli
05) Brendan P. Dougher 11) M. Beth Springer
06) Michael J. Griffith
	The Board of Directors recommends you vote 3 years on the following proposal:					1 Year	2 Years	3 Years	Abstain
	2. To recommend, by non-binding vote, the frequency of advisory votes on executive compensation.					☐	☐	☐	☐
	The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain
3. To approve an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement.							☐	☐	☐
4. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 30, 2023.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2022 Annual Report and Shareholder Letter are available at www.proxyvote.com.

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D94049-P81830

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Shareholders

February 7, 2023 10:30 a.m. Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and Timothy P. Cofer, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2023 Annual Meeting of Shareholders to be held virtually over the Internet on February 7, 2023 at 10:30 a.m. Pacific Time or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if participating in the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “3 YEARS” FOR PROPOSAL 2 AND “FOR” PROPOSALS 3 AND 4.

Continued and to be signed on reverse side